APPENDIX A
                                       TO
                      THE ADMINISTRATIVE AGENCY AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED FUND III
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                           Dated as of March 27, 2014

 The following is a list of Funds/Portfolios for which the Administrator shall serve under a Administrative Agency Agreement dated as of January 23, 2013:

                First Trust Preferred Securities and Income ETF
                       First Trust Managed Municipal ETF